Exhibit 99.1

Investors and Media:

Lisa Ciota: 630-824-1907

SUNCOKE ENERGY, INC. REPORTS SOLID THIRD QUARTER 2014 RESULTS

•	Income from continuing operations attributable to SXC grew $5.1 million to $14.9 million, or $0.21 per share, in third quarter 2014, driven by improvement at our Indiana Harbor cokemaking operations, the contribution of our new Coal Logistics segment and lower Corporate costs

•	Adjusted EBITDA from continuing operations rose $16.9 million to $68.0 million in third quarter 2014 for reasons noted above

•	Domestic Coke segment generated Adjusted EBITDA of $72.4 million, or $67 per ton, in third quarter 2014, up $8.1 million and $8 per ton, respectively, compared to same prior year period

•	Discontinued operations, which consists of our Coal Mining operations, lost $18.5 million, or $0.26 per share, primarily reflecting the impact of a $10.0 million after-tax impairment charge and $18 per ton decline in average coal sales price

•	First-ever cash dividend of $0.0585 per share declared by Board of Directors

•	Completed $75 million Accelerated Share Repurchase Program and took possession of 3.2 million shares in October

Lisle, IL (October 24, 2014)—SunCoke Energy, Inc. (NYSE: SXC) today reported a third quarter 2014 net loss attributable to SXC of $3.6 million compared to net income of $6.2 million in third quarter 2013. Third quarter 2014 results reflect a loss related to discontinued operations of $18.5 million, or $0.26 per share. Discontinued operations consists of our Coal Mining operations, which is currently held for sale. Income from continuing operations attributable to SXC was $14.9 million, or $0.21 per diluted share, up from $9.8 million, or $0.14 per diluted share in third quarter 2013.

In addition, SXC’s Board of Directors declared a cash dividend of $0.0585 per common share to be paid November 28, 2014 to shareholders of record at the close of business on November 14, 2014. This is the first cash dividend to be paid to shareholders in SXC’s history.

“We delivered strong operating results in the third quarter, with Adjusted EBITDA from continuing operations rising nearly 33 percent to $68.0 million,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “Domestic Coke Adjusted EBITDA per ton at $67 reached its highest level since our July 2011 initial public offering, due to improvement at our Indiana Harbor facility and solid operations across the rest of our coke fleet. I believe we can continue to sustain solid performance in our coke and coal logistics segments and benefit from the consistent levels of Adjusted EBITDA and cash flow these businesses generate.”

Henderson added, “As I look ahead, I believe our strategic plan to move toward becoming a pure-play general partner will unlock substantial shareholder value over time. Initiating a cash dividend, which today represents approximately one-third of the general and limited partner cash flows we receive from SunCoke Energy Partners (NYSE: SXCP), marks another milestone in this transformation.”

CONSOLIDATED RESULTS

	Three Months Ended September 30,
(In millions, except per share amounts)	2014	2013	Increase/ (Decrease)
Total revenues	$367.6	$373.4	$(5.8)
Operating income	45.8	31.8	14.0
Adjusted EBITDA from continuing operations(1)	68.0	51.1	16.9
Income from continuing operations attributable to SXC	14.9	9.8	5.1
Loss from discontinued operations, net of tax	(18.5)	(3.6)	(14.9)
Net (loss) income attributable to SXC	(3.6)	6.2	(9.8)
Earnings per diluted share from continuing operations	0.21	0.14	0.07
Loss per diluted share from discontinued operations	(0.26)	(0.05)	(0.21)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues from continuing operations dipped $5.8 million to $367.6 million in third quarter 2014 versus same prior year period due to the pass-through of lower coal prices and reduced Domestic Coke sales volumes, partly offset by revenues contributed by our new Coal Logistics business.

Operating income from continuing operations and Adjusted EBITDA from continuing operations rose 44.0 percent and 33.0 percent, respectively, primarily due to better results at our Indiana Harbor cokemaking facility and the contribution of our new Coal Logistics business. Income from continuing operations attributable to SXC was $14.9 million, up from $9.8 million in third quarter 2013.

Net loss attributable to SXC of $3.6 million in third quarter 2014 reflects the impact of $18.5 million of loss related to discontinued operations and $3.9 million of higher noncontrolling interest. Discontinued operations consists of our Coal Mining operations, which is currently held for sale.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(In millions, except per ton amounts)	2014	2013	Increase/ (Decrease)
Segment revenues	$349.9	$364.8	$(14.9)
Adjusted EBITDA(1)	72.4	64.3	8.1
Sales volume (in thousands of tons)	1,074	1,084	(10)
Adjusted EBITDA per ton(1)	$67.41	$59.32	8.09

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•	Segment revenues declined as a result of the pass-through of lower coal costs and lower sales volume.

•	Adjusted EBITDA rose $8.1 million to $72.4 million due to new contract economics at Indiana Harbor and improved Granite City performance, partly offset by lower sales volumes and lower coal-to-coke yields at our Haverhill facility.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA increased $1.0 million to $2.5 million due to higher production and foreign currency impacts.

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel formed on March 18, 2013. VISA SunCoke owns a 440 thousand ton cokemaking facility and associated steam generation unit in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results.

•	Adjusted EBITDA increased $0.8 million to a loss of $1.3 million in third quarter 2014. The Adjusted EBITDA loss per ton was $17. Import competition from China continues to depress coke pricing in India, resulting in weak margins. The prior year period was also impacted by $2.4 million of foreign exchange losses.

•	India Coke’s net loss in third quarter 2014 was $1.5 million versus a loss of $2.3 million in the same prior year period.

Coal Logistics

The Coal Logistics segment consists of the coal handling and blending services operated by SXCP as a result of its acquisitions of Lake Terminal in third quarter 2013 and Kanawha River Terminals, LLC (KRT) in fourth quarter 2013. SXCP’s coal handling and blending terminals are located in East Chicago, Indiana and along the Ohio, Big Sandy and Kanawha Rivers in West Virginia and Kentucky.

•	Coal Logistics handled 4,772 thousand tons of coal, contributing $3.8 million to Adjusted EBITDA in third quarter 2014. Tons handled and Adjusted EBITDA in third quarter 2013 was 136 thousand and $0.7 million, respectively.

Corporate and Other

Corporate and other expenses in third quarter 2014 were $9.4 million, down $3.9 million compared to third quarter 2013. Prior year corporate costs included $2.4 million of acquisition expense associated with the formation of our Coal Logistics segment. The remaining decrease is primarily due to the reduction in workforce at our Corporate headquarters earlier in 2014.

Interest Expense, Net

Net interest expense remained relatively flat in third quarter 2014 at $11.9 million compared with $12.1 million in the same prior year period.

Cash Flow

Net cash provided by continuing operations was $74.1 million in the nine months ended September 30, 2014 versus $100.8 million in the same respective period in 2013, primarily reflecting the impact of lower net income and changes in working capital.

Cash used in continuing investing activities was $102.5 million in the nine months ended September 30, 2014 as compared with $183.5 million in the same respective period in 2013. The prior year period included our $67.7 million investment in the VISA SunCoke joint venture and our $28.6 million acquisition of Lake Terminal.

Cash used in continuing financing activities was $70.0 million in the nine months ended September 30, 2014 as compared with cash provided of $133.9 million in the same respective period in 2013. Both periods were impacted by capital and financial transactions. The third quarter of 2014 included a $75 million prepayment under our accelerated share repurchase program.

Cash used in discontinued operations was $20.4 million in the nine months ended September 30, 2014 as compared with $21.6 million in the same respective period in 2013.

Discontinued Operations

On July 17, 2014, SXC’s Board of Directors authorized the sale and/or disposition of our coal mining business. As a result, our coal mining operations are reflected as discontinued operations. Prior periods have been reclassified to reflect discontinued operations and held-for-sale presentation.

In third quarter 2014, discontinued operations recorded a net, after-tax loss of $18.5 million, or $0.26 per diluted share, compared with a loss of $3.6 million, or $0.05 per diluted share, in third quarter 2013. The third quarter 2014 loss primarily reflects the after-tax impact of $10.0 million in impairment charges recognized in the quarter and a $18 decline in average coal sales price on relatively flat coal sales volumes of 432 thousand tons.

2014 OUTLOOK

Our 2014 guidance is as follows:

•	Domestic Coke production is expected to be approximately 4.2 million tons

•	Adjusted EBITDA from continuing operations is expected to be between $235 million and $255 million. Adjusted EBITDA attributable to SXC from continuing operations is expected to be between $175 million and $192 million

•	Consolidated Adjusted EBITDA including discontinued operations is expected to be between $220 million and $240 million. The portion attributable to SXC is expected to be between $160 million and $177 million. Potential black lung charges of approximately $8 million in the fourth quarter could result in consolidated Adjusted EBITDA at or below the low end of this guidance range

•	Expect to incur $10 million to $15 million of exit costs associated with the sale and/or disposition of our coal mining business

•	Capital expenditures are projected to be $128 million

RELATED COMMUNICATIONS

We will host a investor conference call on October 24, 2014 at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Investors may participate in this call by dialing 1-800-351-9852 in the U.S. or 1-847-413-3123 if outside the U.S., confirmation code 38212951. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3821 2951#.

UPCOMING EVENTS

We plan to participate in the Goldman Sachs Global Metals and Mining/Steel Conference on November 20, 2014 in New York City.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat-recovery cokemaking process produces high-quality coke for use in steelmaking, typically captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Virginia, Indiana, Ohio and Illinois. Outside the U.S., we have cokemaking operations in Vitoria, Brazil and Odisha, India. Our coal mining operations, which have more than 111 million tons of proven and probable reserves, are located in Virginia and West Virginia. In addition, through our 56 percent ownership of SXCP, we have an interest in SXCP’s coal logistics business, which has the collective capacity to blend and transload more than 30 million tons of coal annually. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for asset and goodwill impairment, costs related to exiting our Coal business, sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC/SXCP equals consolidated Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per ton represents Adjusted EBITDA divided by tons sold.

•	Adjusted EBITDA from continuing operations equals consolidated Adjusted EBITDA less Adjusted EBITDA from discontinued operations less Legacy costs.

•	Adjusted EBITDA from discontinued operations equals coal business Adjusted EBITDA excluding corporate cost allocation attributable to coal, costs related to exiting our coal business and certain retained coal-related costs reclassified as Legacy costs.

•	Legacy Costs equals royalty revenues, coal pension/other post-employment benefits, coal workers’ compensation, black lung, prep. plant and certain other coal-related costs that we expect to retain after sale of the coal business.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$367.5	$373.1	$1,083.2	$1,194.8
Other income	0.1	0.3	1.3	2.7

Total revenues	367.6	373.4	1,084.5	1,197.5

Costs and operating expenses
Cost of products sold and operating expenses	280.6	299.7	858.9	981.0
Selling, general and administrative expenses	18.7	23.1	60.4	63.9
Depreciation and amortization expense	22.5	18.8	70.9	57.5
Asset impairment	—	—	15.1	—

Total costs and operating expenses	321.8	341.6	1,005.3	1,102.4

Operating income	45.8	31.8	79.2	95.1
Interest expense, net	11.9	12.1	51.1	40.0

Income before income tax expense and loss from equity method investment	33.9	19.7	28.1	55.1
Income tax expense	7.5	1.5	5.0	10.0
Loss from equity method investment	1.5	2.3	3.0	2.5

Income from continuing operations	24.9	15.9	20.1	42.6
Loss from discontinued operations, net of income tax benefit of $1.4 million, $0.9 million, $53.9 million and $3.5 million, respectively	(18.5)	(3.6)	(66.1)	(11.2)

Net income (loss)	6.4	12.3	(46.0)	31.4
Less: Net income attributable to noncontrolling interests	10.0	6.1	14.6	17.4

Net (loss) income attributable to SunCoke Energy, Inc.	$(3.6)	$6.2	$(60.6)	$14.0

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic
Continuing operations	$0.21	$0.14	$0.08	$0.36
Discontinued operations	$(0.27)	$(0.05)	$(0.95)	$(0.16)
Diluted
Continuing operations	$0.21	$0.14	$0.08	$0.36
Discontinued operations	$(0.26)	$(0.05)	$(0.94)	$(0.16)
Weighted average number of common shares outstanding:
Basic	69.4	69.8	69.5	69.9
Diluted	70.4	70.0	70.4	70.2

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2014	December 31, 2013
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$114.8	$233.6
Receivables	64.0	85.3
Inventories	139.2	125.7
Income tax receivable	3.2	6.6
Deferred income taxes	12.6	12.6
Other current assets	4.4	2.3
Current assets held for sale	53.6	15.8

Total current assets	391.8	481.9

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	55.6	56.8
Properties, plants and equipment, net	1,475.9	1,458.9
Goodwill and other intangible assets, net	18.7	19.4
Deferred charges and other assets	42.8	39.8
Long-term assets held for sale	—	146.1

Total assets	$2,025.8	$2,243.9

Liabilities and Equity
Accounts payable	$105.3	$138.4
Accrued liabilities	42.9	59.5
Short-term debt, including current portion of long-term debt	—	41.0
Interest payable	8.0	18.2
Current liabilities held for sale	28.2	25.9

Total current liabilities	184.4	283.0

Long-term debt	652.0	648.1
Accrual for black lung benefits	32.0	32.4
Retirement benefit liabilities	34.3	34.8
Deferred income taxes	317.4	376.6
Asset retirement obligations	12.2	11.3
Other deferred credits and liabilities	16.0	14.4
Long-term liabilities held for sale	—	11.0

Total liabilities	1,248.3	1,411.6

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,434,769 and 69,636,785 shares at September 30, 2014 and December 31, 2013, respectively	0.7	0.7
Treasury stock 1,755,355 shares at September 30, 2014 and 1,255,355 at December 31, 2013	(30.0)	(19.9)
Additional paid-in capital	465.4	446.9
Accumulated other comprehensive loss	(14.7)	(14.1)
Retained earnings	83.2	143.8

Total SunCoke Energy, Inc. stockholders’ equity	504.6	557.4
Noncontrolling interests	272.9	274.9

Total equity	777.5	832.3

Total liabilities and equity	$2,025.8	$2,243.9

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(Dollars in millions)
Cash Flows from Continuing Operating Activities:
Net (loss) income	$(46.0)	$31.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss on discontinued operations, net of tax	66.1	11.2
Asset impairment	15.1	—
Depreciation and amortization expense	70.9	57.5
Deferred income tax (benefit) expense	(4.1)	5.2
Payments in excess of expense for retirement plans	(0.7)	(1.6)
Share-based compensation expense	7.6	5.5
Excess tax benefit from share-based awards	(0.3)	—
Loss from equity method investment	3.0	2.5
Loss on extinguishment of debt	15.4	—
Changes in working capital pertaining to operating activities:
Receivables	21.3	7.6
Inventories	(13.5)	29.9
Accounts payable	(33.1)	(2.2)
Accrued liabilities	(16.6)	(28.9)
Interest payable	(10.2)	(7.9)
Income taxes	3.7	(7.2)
Other	(4.5)	(2.2)

Net cash provided by continuing operating activities	74.1	100.8

Cash Flows from Continuing Investing Activities:
Capital expenditures	(102.5)	(87.2)
Acquisition of business	—	(28.6)
Equity method investment in VISA SunCoke Limited	—	(67.7)

Net cash used in continuing investing activities	(102.5)	(183.5)

Cash Flows from Continuing Financing Activities:
Net proceeds from issuance of SunCoke Energy Partners, L.P. units	90.5	237.8
Proceeds from issuance of long-term debt	268.1	150.0
Repayment of long-term debt	(276.5)	(225.0)
Debt issuance costs	(5.8)	(6.9)
Proceeds from revolving facility	40.0	—
Repayment of revolving facility	(80.0)	—
Cash distribution to noncontrolling interests	(23.4)	(12.0)
Shares repurchased	(85.1)	(10.9)
Proceeds from exercise of stock options	1.9	0.9
Excess tax benefit from share-based awards	0.3	—

Net cash (used in) provided by continuing financing activities	(70.0)	133.9

Net (decrease) increase in cash and cash equivalents from continuing operations	(98.4)	51.2

Cash Flows from Discontinued Operations:
Cash flows from discontinued operations—operating activities	(15.7)	(13.2)
Cash flows from discontinued operations—investing activities	(4.7)	(8.4)
Cash flows from discontinued operations—financing activities	—	—

Net decrease in cash and cash equivalents from discontinued operations	(20.4)	(21.6)

Net (decrease) increase in cash and cash equivalents	(118.8)	29.6
Cash and cash equivalents at beginning of period	233.6	239.2

Cash and cash equivalents at end of period	$114.8	$268.8

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$349.9	$364.8	$1,027.9	$1,168.8
Brazil Coke	8.9	8.2	27.2	25.9
Coal Logistics	8.7	0.1	28.1	0.1
Coal Logistics intersegment sales	4.9	1.0	13.6	1.0
Corporate and other intersegment sales	4.3	4.8	14.0	12.6
Elimination of intersegment sales	(9.2)	(5.8)	(27.6)	(13.6)

Total sales and other operating revenue	$367.5	$373.1	$1,083.2	$1,194.8

Adjusted EBITDA(1):
Adjusted EBITDA from continuing operations:
Domestic Coke	$72.4	$64.3	$183.5	$186.7
Brazil Coke	2.5	1.5	6.7	4.7
India Coke	(1.3)	(2.1)	(1.7)	(1.3)
Coal Logistics	3.8	0.7	10.9	0.7
Corporate and Other	(9.4)	(13.3)	(31.5)	(31.8)

Total Adjusted EBITDA from continuing operations	$68.0	$51.1	$167.9	$159.0

Legacy costs, net	(0.9)	(0.3)	(3.8)	(1.9)
Adjusted EBITDA from discontinued operations	(3.2)	(0.1)	(6.1)	(1.7)

Adjusted EBITDA	$63.9	$50.7	$158.0	$155.4

Coke Operating Data:
Domestic Coke capacity utilization (%)	102	101	98	101
Domestic Coke production volumes (thousands of tons)	1,090	1,081	3,092	3,213
Domestic Coke sales volumes (thousands of tons)(2)	1,074	1,084	3,081	3,216
Domestic Coke Adjusted EBITDA per ton(3)	$67.41	$59.32	$59.56	$58.05
Brazilian Coke production—operated facility (thousands of tons)	431	221	1,097	654
Indian Coke sales (thousands of tons)(4)	77	97	285	149
Coal Logistics Operating Data:
Tons handled (thousands of tons)	4,772	136	14,736	136
Coal Logistics Adjusted EBITDA per ton handled(5)	$0.80	$5.15	$0.74	$5.15

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Excludes 22 thousand tons of cosigned coke sales in the three and nine months ended September 30, 2013.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Represents 100% of VISA SunCoke sales volumes.
(5)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$45.7	$40.8	$116.0	$126.4
Add: Adjusted EBITDA attributable to noncontrolling interests (1)	18.2	9.9	42.0	29.0

Adjusted EBITDA	$63.9	$50.7	$158.0	$155.4

Subtract:
Adjusted EBITDA from discontinued operations	(3.2)	(0.1)	(6.1)	(1.7)
Legacy costs, net	(0.9)	(0.3)	(3.8)	(1.9)

Adjusted EBITDA from continuing operations	$68.0	$51.1	$167.9	$159.0

Subtract:
Adjustment to unconsolidated affiliate earnings(2)	0.3	0.3	2.4	1.3
Depreciation and amortization expense	22.5	18.8	70.9	57.5
Interest expense, net	11.9	12.1	51.1	40.0
Income tax expense	7.5	1.5	5.0	10.0
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(3)	—	2.2	(0.5)	5.7
Asset impairment	—	—	15.1	—
Legacy costs, net	0.9	0.3	3.8	1.9

Income from continuing operations	$24.9	$15.9	$20.1	$42.6

Loss from discontinued operations, net of tax(4)	(18.5)	(3.6)	(66.1)	(11.2)

Net income (loss)	$6.4	$12.3	$(46.0)	$31.4

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Reflects share of interest, taxes, depreciation and amortization related to VISA SunCoke.
(3)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our customer at our Granite City facility. During the nine months ended September 30, 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Consolidated Statement of Operations.
(4)	See table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in millions)
Adjusted EBITDA from discontinued operations	$(3.2)	$(0.1)	$(6.1)	$(1.7)
Subtract:
Depreciation from discontinued operations	0.3	4.4	9.5	13.0
Interest from discontinued operations	—	—	—	—
Income tax benefit from discontinued operations	(1.4)	(0.9)	(53.9)	(3.5)
Asset and goodwill impairment from discontinued operations	16.4	—	104.4	—

Loss from discontinued operations, net of tax	$(18.5)	$(3.6)	$(66.1)	$(11.2)

Consolidated—Estimated 2014 Adjusted EBITDA to Estimated Net Income

	2014
	Low	High
Net loss	$(42)	$(20)
Subtract: Net loss from discontinued operations	(87)	(77)

Net income from continuing operations	45	57
Depreciation and amortization expense	95	95
Interest expense, net	65	65
Income tax expense	12	15
Legacy costs, net	2	5
Asset impairment	15	15
Sales discounts	(1)	(1)
Adjustment to unconsolidated affiliate earnings(1)	2	4

Adjusted EBITDA from continuing operations	$235	$255

Legacy costs, net	(2)	(5)
Adjusted EBITDA from discontinued operations	(13)	(10)

Adjusted EBITDA	$220	$240

EBITDA attributable to noncontrolling interests(2)	(60)	(63)

Adjusted EBITDA attributable to SXC	$160	$177

(1)	Represents SunCoke’s share of India JV interest, taxes and depreciation expense.
(2)	Represents Adjusted EBITDA attributable to SXCP public unitholders and to DTE Energy’s interest in Indiana Harbor.